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                                                                  EXHIBIT (j)(2)



                         CONSENT OF INDEPENDENT AUDITORS



The Shareholders and Board of Directors of
The Vantagepoint Funds:

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated February 9, 2001 on the statements of assets and liabilities of Bond Index Master Portfolio, S&P 500 Index Master Portfolio, U.S. Equity Index Master Portfolio, Extended Index Master Portfolio and International Index Master Portfolios (five portfolios of Master Investment Portfolio) as of December 31, 2000, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 6, to Registration Statement (No. 333-60789) on Form N-1A under the Securities Act of 1933.


/s/  KPMG LLP

San Francisco, California
April 25, 2001